Exhibit 10.11

Execution Version

EMPLOYMENT AGREEMENT

AGREEMENT, effective as of October 17, 2011 (the “Agreement”), between Immucor, Inc. (“Immucor”), IVD Holdings Inc. (“Parent,” and together with Immucor, the “Company”), and William Hawkins (the “Executive”).

WHEREAS, the Company desires that the Executive serve the Company as its Chief Executive Officer, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. General.

The parties agree that, subject to the terms hereof, the Executive shall serve as Chief Executive Officer of Immucor, and shall also be Chief Executive Officer of Parent, after the Effective Date (as defined below) in accordance with the terms and conditions set out herein.

2. Employment, Duties and Agreements.

(a) The Company hereby agrees to employ the Executive as its Chief Executive Officer, and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the employment period fixed by Section 4 hereof (the “Employment Period”). In addition, the Executive shall serve as a member of the Board of Directors of Parent (the “Board”). The Executive shall have such duties and responsibilities as are consistent with the Executive’s position and as may be assigned by the Company from time to time. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Board and all generally applicable written policies and rules of the Company that are provided or made available to Executive.

(b) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder (except as contemplated by Section 2(c) hereof) and shall faithfully and diligently endeavor to promote the business and best interests of the Company.

(c) During the Employment Period, the Executive may not, without the prior written consent of Parent, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company or advisor to TPG Capital, L.P. or its affiliates (“TPG”)); provided, that it shall not be a violation of the foregoing for the Executive to manage his personal, financial and legal affairs so long as such activities do not unduly interfere with the performance of his duties and responsibilities to the Company as provided hereunder; and provided further, that Parent shall not unreasonably withhold consent to the Executive serving as a director on the board of directors of one or more companies other than the Company whose activities are not in competition, directly or indirectly, with those of the Company and the amount of time and attention required of the Executive to satisfy his obligations as such a director are not reasonably likely to detract from the execution of his duties and responsibilities hereunder in any material respect. Parent hereby consents to the Executive serving on the boards of the entities listed on Schedule A hereto.

3. Compensation.

(a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $800,000 per annum (the “Base Salary”).

(b) In addition to the Base Salary, during the Employment Period, the Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) in each fiscal year during the Employment Period (including, for the avoidance of doubt, the fiscal year in which the Effective Date occurs), with a target Annual Bonus of 100% of Base Salary up to a maximum of 200% of Base Salary, based on the achievement of annual individual and Company performance objectives established by the Board following consultation with the Executive during the first quarter for such fiscal year, subject to the Executive’s employment with the Company through the applicable payment date (which such date shall occur as soon as reasonably practicable after the audited financial statements for the applicable fiscal year have been completed and delivered to the Company) (the “Payment Date”); provided, however, that in the event the Executive terminates employment following the end of the fiscal year and prior to the Payment Date by reason of death, Disability, termination of employment by the Company without Cause or resignation by the Executive with Good Reason, the Executive shall be deemed to have been employed on the Payment Date and such Annual Bonus will be paid to the Executive in a single lump sum as soon as reasonably practicable after the audited financial statements for the applicable fiscal year have been completed and delivered to the Company, but in all events no later than March 15 of the calendar year following the end of fiscal year with respect to which the Annual Bonus is payable.

(c) As soon as practicable after the Execution Date (as hereinafter defined), the Executive will receive a one-time nonrecurring grant of options (the “Options”) to purchase 128,658 shares of common stock (“Shares”) of Parent, with each Option having an exercise price equal to the fair market value of a Share on the date of grant, which is expected to be $100 per Share. With respect to the Options, 50% shall be Time-Vested Options, as such term is defined in the Option Agreements, and 50% shall be Performance-Vested Options, as such term is defined in the Option Agreements. The specific terms and conditions governing all aspects of the Options shall be provided in the Company’s management equity incentive plan and in the Option grant agreement (collectively, the “Option Agreements”).

(d) The Executive shall purchase 10,000 Shares from Parent (the “Investment”) and Parent shall issue such Shares to Executive for an aggregate investment of one million dollars ($1,000,000), subject to Parent and Executive executing a subscription agreement reasonably satisfactory to Parent and Executive (the “Subscription Agreement”) and Parent and Executive executing a Management Stockholders’ Agreement (as defined below) that is reasonably acceptable to Parent and Executive. $500,000 of the investment shall be made on or before December 31, 2011 at a price equal to $100 per Share and $500,000 of the investment shall be made on or before June 30, 2012 at a price equal to $100 per Share.

(e) The parties recognize that the purchase of any Shares upon the exercise of the Options, or any other purchase or issuance of Shares, including pursuant to the Investment as provided above, will be subject to the execution by Parent and Executive of a Management Stockholders’ Agreement for Parent substantially in the form attached hereto as Exhibit A (the

“Management Stockholders’ Agreement” and, together with the Option Agreements and the Subscription Agreement, the “Equity Agreements”).

(f) During the Employment Period: (i) except as specifically provided herein, the Executive shall be eligible to participate in all plans, practices, policies and programs (collectively, “Plans”) of the Company providing for savings or retirement benefits that are made available generally to other executive officers of the Company, subject to the terms of such Plans, and (ii) except as specifically provided herein, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall be eligible to receive all benefits under, all welfare benefit Plans (including the Company’s disability Plan) provided by the Company that are made available generally to other executive officers of the Company (for the avoidance of doubt, such Plans shall not include any Plan that provides benefits in the nature of severance or continuation pay), subject to the terms of such Plans.

(g) The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. Any reimbursement made pursuant to this Section 3(g) that would constitute nonqualified deferred compensation subject to Section 409A shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred. The Executive’s entitlement to any other reimbursements shall be subject to the terms and conditions of the Company’s reimbursement policy for executive officers, which shall comply with the requirements of Section 409A to the extent applicable.

(h) Within 10 business days of the Execution Date, the Company shall pay the Executive a cash signing bonus equal to $100,000 (the “Signing Bonus”); provided, that if the Executive terminates his employment with the Company without Good Reason within one year of the Effective Date, the Executive shall repay the Signing Bonus to the Company within 20 business days of the date of such termination. In addition, the Company shall promptly reimburse the Executive for all reasonable and customary relocation expenses that would be payable under a customary relocation expense policy for senior executives (“Relocation Expenses”) such as the Executive, with respect to expenses that he incurs within 24 months of the Effective Date as a direct result of his initial relocation from his current primary residence in Minnesota to a location within reasonable commuting distance of the Company’s executive offices in the greater Atlanta, Georgia area (“Atlanta”), such as home-marketing assistance for the Executive’s primary Minnesota residence; reimbursement of reasonable realtor’s fees and reasonable closing costs on the sale of such Minnesota residence; house-hunting visits to Atlanta for the Executive and/or his spouse and dependants as reasonably necessary or desirable; up to six (6) months of temporary corporate housing in Atlanta as needed; regular commuting costs for Executive to travel between Minneapolis and Atlanta for up to six (6) months; the cost of packing and moving the Executive’s household goods and the moving of all automobiles (unless the Executive chooses to drive one) from Minnesota to the Executive’s place of accommodation in Atlanta; the cost of temporary storage of the Executive’s household goods for up to six (6) months; reasonable closing costs on a new primary residence in a reasonable commuting distance from the Company’s executive offices in Atlanta; and airfare to Atlanta for all members of the Executive’s immediate family. For avoidance of doubt, such reimbursable Relocation Expenses will not include payment of any losses in connection with any capital transaction, such as the sale of a home. In the event that any of the payments or benefits due to the Executive under this Section 3(h) are taxable to the Executive, the Company shall promptly make additional “gross up” payments to the Executive sufficient to cover such additional taxes. Except with respect to the Signing Bonus, the Company shall pay the Executive any amounts due to him under this Section 3(h) within thirty (30) days after submission of written documentation substantiating such amounts, but no later than December 31 of the year following the year in which they were incurred, and payment thereof shall be administered in compliance with Section 409A.

(i) Within 10 business days of the Execution Date, the Company shall pay or reimburse the Executive for any and all reasonable attorneys’ fees and related costs paid in connection with his negotiation and execution of this Agreement and any related agreements, up to a maximum amount of $25,000.

4. Employment Period.

The Employment Period shall commence on October 17, 2011 (the “Effective Date”) and shall terminate on the fifth anniversary of the Effective Date, provided that on the fifth anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for additional one-year periods unless either party provides the other party with notice of non-renewal at least sixty (60) days before any such anniversary (the anniversary date on which the Employment Period terminates shall be referred to herein as the “Scheduled Termination Date”). For greater certainty, a non-renewal notice given as contemplated in this Section 4 shall be treated for all purposes of this Agreement as a termination of the Executive’s employment by the Company without Cause under Section 4(d) below. Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of any one of the following events (at which time the Employment Period shall be terminated):

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive shall have been unable to perform his duties hereunder for a period of one hundred eighty (180) consecutive days.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) willful misconduct of the Executive in connection with the performance of his duties hereunder; (ii) the Executive’s conviction of (or pleading guilty or pleading no contest or nolo contendere to) a felony or comparable crime in any jurisdiction that does not classify crimes using the term “felony,” other than minor traffic offenses and other minor offenses that are not inconsistent with the Company’s reasonable expectations of a person occupying the position of Chief Executive Officer; (iii) the Executive’s unauthorized removal, use or disclosure of the Company’s or any Affiliate’s confidential information that would reasonably be expected to cause material harm (financial or otherwise) to the Company; (iv) the performance by the Executive of any material act or acts of dishonesty in connection with or relating to the Company’s or its Affiliates’ business; or (v) a material breach of any of the Executive’s material obligations under this Agreement; provided, that, in the case of any action or inaction by the Executive described in clause (iii), (iv)

or (v) above, the Executive shall, to the extent such action or inaction by the Executive is reasonably susceptible to cure, be given thirty (30) days after written notice by the Company to the Executive to cure such action or inaction.

(d) Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.

(e) Voluntarily. The Executive may voluntarily terminate his employment hereunder, without Good Reason, provided that the Executive provides the Company with notice of his intent to terminate his employment at least 60 days in advance of the Date of Termination (as defined in Section 5 below). In the event the Executive voluntarily terminates his employment pursuant to this Section 4(e), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the period so waived.

(f) For Good Reason. The Executive may terminate his employment hereunder for Good Reason (as defined below), provided the Executive complies with the applicable notice and cure provisions set forth in Sections 5 and 6(a) hereof.

5. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 4(b), on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment (whether or not for Good Reason), the date specified in the Notice of Termination, which shall not be less than 60 days after the Notice of Termination is delivered to the Company, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

6. Termination Payments.

(a) Without Cause or for Good Reason. In the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive’s employment without Cause or the Executive terminating his employment for Good Reason, including, without limitation, as a result of a non-renewal notice under Section 4 hereof, the Company shall pay the Executive (A) within thirty (30) days following the Date of Termination, the Executive’s accrued but unused vacation or other paid time off, Base Salary through the Date of Termination (to the extent not theretofore paid), reimbursement of business expenses contemplated by Section 3(g) hereof (appropriately documented in accordance with the Company’s reimbursement policies), and any payments required to be made under Section 3(h) hereof (collectively, the “Accrued Benefits”), (B) two (2) times the Executive’s Base Salary, payable in substantially equal installments over a twenty four (24)-month period in accordance with the Company’s standard payroll practices, (C) the Annual Bonus relating to the prior fiscal year to the extent then unpaid (as described in Section 3(b)), and (D) a pro-rated Annual Bonus for the year in which the termination occurs equal to the Annual Bonus for such year that the Executive would have received based on actual performance had he remained employed through the date required under Section 3(b) in order for such Annual Bonus to be paid, multiplied by a fraction, the numerator of which is equal to the number of days the Executive was employed by the Company in the year of termination and the denominator of which is 365, which amount shall be paid as soon as reasonably practicable after the audited financial statements for the applicable fiscal year have been completed and delivered to the Company but in all events not later than March 15 of the year following the year in which such termination occurs. For the eighteen (18)-month period commencing on the day after Executive’s Date of Termination, if the Executive elects COBRA continuation coverage, the Company shall continue to provide medical benefits to the Executive which are substantially similar to those provided generally to executive officers of the Company (including any required contribution by such executive officers) pursuant to such medical plan as may be in effect from time to time as if the Executive’s employment had not been terminated (it being understood that the Company will provide such coverage by paying the Executive’s COBRA premiums, less any contribution required to be paid by the Executive for coverage of the Executive, his spouse and dependents under a Company group health plan); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive comparable medical or other welfare benefits under another employer-provided plan, the corresponding medical and other welfare benefits described herein shall be terminated. The Executive shall promptly notify the Company of any changes in his medical benefits coverage. The payments and benefits provided under this Section 6(a) other than the Accrued Benefits are subject to and conditioned upon the Executive validly executing a release and waiver in the form attached as Exhibit B (the “Release”) and the Release becoming effective within sixty (60) days of the Date of Termination. For the avoidance of doubt, upon a termination of the Employment Period without Cause or as a result of Good Reason, the Executive shall not be entitled to any other compensation or benefits not expressly provided for in this section or in the Equity Agreements, regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been terminated without Cause or for Good Reason. Except as provided in this Section 6(a), or pursuant to Section 3(c) if applicable, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Internal Revenue Code of 1986 and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”) or such other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s written consent: (i) any materially adverse change in the Executive’s title, authority, duties or responsibilities, (ii) any change in the Executive’s reporting responsibility such that he reports to any person or group of persons other than the Board, (iii) Executive not being elected or appointed to the board of directors of Parent and Immucor, or Executive’s removal as such a director of Parent or Immucor, (iv) any reduction, either from one year to the next, or within the current year, in the Executive’s base salary or bonus opportunity, other than a decrease in base salary or bonus opportunity of not more than 10% (in the case of each of base salary and bonus opportunity) that applies similarly to at least five other executives of Immucor or (v) a change of the Executive’s principal place of business to a location more than 50 miles from its present location; provided, that Good Reason shall not occur unless the Executive shall have given a detailed written notice to the Company of any fact or circumstance believed by the Executive to constitute Good Reason within sixty (60) days of the occurrence of such fact or circumstance, and to the extent any action or inaction by the Company is reasonably susceptible to cure, the Company shall have thirty (30) days to cure such fact or circumstance and shall have failed to so cure.

(b) Change of Control. Subject to Section 11(m)(ii), in the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive without Cause or the Executive terminating his employment for Good Reason within twenty four (24) months following a transaction or event constituting a Change of Control (as such term is defined in the Option Agreements), (A) the Company shall provide the Executive with all payments and benefits described in Section 6(a) (according to the schedule specified for each such payment and benefit in Section 6(a)), (B) the Company shall pay the Executive an amount equal to two (2) times the Executive’s target Annual Bonus for the year in which the termination occurs (payable according to the schedule specified in Section 6(a)(B)), regardless of whether the performance objectives contemplated by Section 3(b) have been met, and (C) the Time-Vested Options and any other equity-based bonus or award that vests solely on the basis of time held by the Executive at the time of such termination (including any replacement or substitute options or other equity-based bonus or award that vests solely on the basis of time received in connection with such Change of Control ) will automatically and fully vest immediately upon such termination of employment. Any amount payable under clauses (A) and (B) above in this Section 6(b) other than the Accrued Benefits shall be subject to and conditioned upon the Executive executing the Release and the Release becoming effective within sixty (60) days of the Date of Termination.

(c) Cause or Voluntarily Other than for Good Reason. If the Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive other than for Good Reason, the Company shall pay the Executive within thirty (30) days following the Date of Termination the Accrued Benefits. Except as provided in this Section 6(c) or Section 6(f), or pursuant to Section 3(c) if applicable, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations to make payments under this Agreement.

(d) Disability or Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, (i) within thirty (30) days following the Date of Termination, the Accrued Benefits and (ii) the Annual Bonus as described in Section 3(b), if applicable, at the time set forth in Section 3(b). Except as provided in this Section 6(d), or pursuant to Section 3(b), 3(c) or 6(f) if applicable, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations to make payments under this Agreement.

(e) Release. In the event the Executive receives termination payments and benefits under this Agreement that are conditioned on the execution and non-revocation of the Release and the Executive does not execute the Release in the time and manner set forth above following the Executive’s termination of employment, the Executive shall promptly pay to the

Company, together with interest from the date of payment to the date of repayment at the prime rate, such amounts or the value of such benefits so received. For the avoidance of doubt, in no event shall Executive be required to execute the Release as a condition to receiving the Accrued Benefits, any vested benefits under any tax qualified pension plans of the Company, the continuation of health insurance benefits on the terms and to the extent required by COBRA or any other similar law, any accrued rights or benefits under the Equity Agreements to the extent payable after the execution of the Release, or any other benefit that is payable pursuant to its terms after the execution of the Release. The Release creates legally binding obligations on the part of the Executive and the Company therefore advises the Executive to seek the advice of an attorney before signing it.

(f) Benefits. Upon termination of employment for any reason, the accrued benefits under any Plans or otherwise under Section 3(f) hereof shall be paid in accordance with the applicable Plans, documents and Company policy.

7. Legal Fees; Directors’ and Officers’ Liability Insurance.

(a) In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses.

(b) During the Employment Period, the Company shall purchase and maintain reasonable and customary directors’ and officers’ liability insurance coverage covering the Company and the Executive. Parent and Immucor shall also enter into an indemnification or similar agreement with Executive on the same terms as Parent or Immucor provides to any other director of Parent or Immucor (if any).

8. Non-Solicitation.

During the Employment Period and for eighteen (18) months thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of Parent or Immucor or any of their subsidiaries (the “Immucor Group”) to perform services for any entity (other than a member of the Immucor Group), or attempt to induce any such employee to leave the employ of any member of the Immucor Group, or interfere in any manner with any such employee’s employment relationship with any member of the Immucor Group, or solicit on behalf of himself or any other Person (as defined below) anyone who was employed by any member of the Immucor Group during the six-month period preceding such solicitation, hiring or engagement. Nothing herein shall preclude the Executive or such other person or entity from using any public advertising of a nature or in a manner not specifically directed to employees of any member of the Immucor Group to solicit or hire employees of any member of the Immucor Group or their respective affiliates if such employees initiate contact with the Executive further to such advertising without specific solicitation. For the avoidance of doubt, in no event will any solicitation or hiring by any company that Executive becomes employed by, serves as an agent or consultant to, or becomes a partner, member, principal, stockholder or other owner of, be considered a breach of this Section 8 provided that Executive does not participate in such solicitation or hiring decision.

9. Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.

(a) The Executive hereby agrees that, during the Employment Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to

Parent, Immucor or their respective affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of Parent, Immucor or their respective affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ names, or trade secrets, but shall exclude information that:

(i)	is or becomes generally available to the public other than as a result of disclosure directly or indirectly by the Executive in breach of his or her obligations;

(ii)	is or becomes available to the Executive on a non-confidential basis from a source other than the Executive unless the Executive knows after due inquiry that such source is prohibited from disclosing the information to the Executive by a contractual, fiduciary or other legal obligation to the Company or any of its affiliates; or

(iii)	is or was independently acquired or developed by the Executive after the termination of his or her employment without violating the Executive’s obligations under this Agreement or any other obligation of confidentiality the Executive may have to the Company or any of its affiliates.

(b) The Executive and the Company agree that Parent, Immucor or their respective affiliates would likely suffer significant harm from the Executive’s competing with any member of the Immucor Group during the Employment Period and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of eighteen (18) months following the termination of the Employment Period, directly or indirectly, become employed by, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person engaged in the business of developing and manufacturing instrument-reagents systems used to detect and identify cell and serum components of human blood prior to blood transfusions (the “Business”) in a manner that competes with the business activities of any member of the Immucor Group at the time of the termination (whether or not for compensation). For purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof that is engaged in, or otherwise competes with, the Business in any jurisdiction in which any member of the Immucor Group engages in the Business at the time of termination or where any member of the Immucor Group’s customers are located at the time of termination.

(c) The Executive hereby agrees that, upon the termination of the Employment Period, he shall not knowingly take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or any of its affiliates, which is of a confidential nature relating to the Company or any of its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession (or, if he discovers that such information is in his possession after the termination of his employment, promptly after such discovery).

(d) The Executive hereby agrees not to defame or disparage any member of the Immucor Group and any of the officers, directors, members or executives of the foregoing. Parent and Immucor each agree not to defame or disparage the Executive in any authorized corporate communications, and that, following the termination of the Executive’s employment, each will instruct its executive officers, directors and senior management not to disparage the Executive.

10. Injunctive Relief. It is impossible to measure in money the damages that will accrue to Parent, Immucor or any of their respective affiliates in the event that the Executive breaches any of the restrictive covenants provided in Sections 8 and 9 hereof. In the event that the Executive breaches any such restrictive covenant, Parent, Immucor or any of their respective affiliates shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond). If Parent, Immucor or any of their respective affiliates shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that Parent, Immucor or any of their respective affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that Parent, Immucor or any of their respective affiliates has an adequate remedy at law. The foregoing shall not prejudice Parent’s, Immucor’s or any of their respective affiliates’ right to require the Executive to account for and pay over to Parent, Immucor or any of their respective affiliates, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 8 and 9 hereof. The Executive agrees that the periods of restriction in Sections 8 and 9(b) shall be tolled, and shall not run, during any period of time in which he is in violation of the terms thereof as determined by any court of competent jurisdiction, in order that the Parent, Immucor and their respective affiliates shall have all of the agreed-upon temporal protection recited herein. The parties further agree that, in the event that any provision of Section 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Miscellaneous. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

(a)

If to the Company:

Immucor, Inc.

3130 Gateway Drive

P.O. Box 5625

Norcross, GA 30091-5625

Attn: General Counsel

with a copy to:

Loretta Richard

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

If to Parent:

IVD Holdings Inc.

c/o Immucor, Inc.

3130 Gateway Drive

P.O. Box 5625

Norcross, GA 30091-5625

Attn: General Counsel

with a copy to:

Loretta Richard

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

If to the Executive:

William Hawkins,

at the address listed in the Company’s records.

or to such other address as any party hereto may designate by notice to the others.

(b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment (it being understood, however, that any Options, Investment and Shares shall be governed by the relevant Equity Agreements and any agreements or commitments by TPG shall be governed by any written letter or agreement signed by TPG in favor of the Executive).

(c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and each party hereby represents to the other that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which such party is a party. The Executive hereby further represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.

(f) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive or the Company; provided, however, that the Company may assign this Agreement to any subsidiary of Parent or Immucor in connection with a reorganization or to any entity that purchases substantially all the assets of the Company provided that such entity assumes all of the obligations of the Company under this Agreement.

(g) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise; provided, however, that the obligations of the Executive under Section 9(b) shall only apply to the Business as it relates to Immucor’s business at the time immediately before such transaction is consummated.

(h) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(i) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(j) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without reference to its principles of conflicts of law.

(k) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or other electronic transmission of a signature shall be deemed to be and have the effect of an original signature.

(l) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(m) The Executive and the Company acknowledge that they intend that the compensation arrangements set forth in this Agreement comply with the requirements of, or the requirements of an exemption from, Section 409A of the Internal Revenue Code (together with the regulations thereunder, “Section 409A”), and the Agreement shall be construed in accordance therewith.

(i)	For purposes of this Agreement, all references to “termination of employment” and similar or correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(ii)	If any payment or benefit hereunder constituting “nonqualified deferred compensation” subject to Section 409A would be subject to subsection (a)(2)(B)(i) of Section 409A (relating to payments made to specified employees of publicly-traded companies upon separation from service), any such payment or benefit to which the Executive would otherwise be entitled during the six (6) month period following the Executive separation from service will instead be provided or paid without interest on the first business day following the expiration of such six (6) month period, or if earlier, the date of the Executive’s death.

(iii)	Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 8th day of December, 2011 (the “Execution Date”).

William Hawkins

/s/ William Hawkins

Immucor, Inc.

/s/ Todd B. Sisitsky
Name: Todd B. Sisitsky
Title: Authorized Signatory

IVD Holdings, Inc.

/s/ Todd B. Sisitsky
Name: Todd B. Sisitsky
Title: Authorized Signatory

[Signature Page to Hawkins Employment Agreement]

Schedule A

List of Permitted Boards

1.	KeraNetics, LLC (including direct or indirect parent companies and subsidiaries)

2.	Thoratec Corporation (including direct or indirect parent companies and subsidiaries)

3.	Duke University Board of Trustees

Exhibit A

MANAGEMENT STOCKHOLDERS’ AGREEMENT

Exhibit B

Form of Release

We advise you to consult an attorney before you sign this release (the “Release”). You have until the date which is seven (7) days after the Release is signed and returned to Immucor, Inc. (“Immucor”) to change your mind and revoke the Release. The Release shall not become effective or enforceable until after that date.

In consideration for the payments and benefits (if any) provided under Section 6 of your Employment Agreement with Immucor and IVD Holdings Inc. dated as of October 17, 2011 (the “Agreement”) in connection with the termination of your employment that are conditioned on your executing this Release and the Release becoming effective within sixty (60) days of the date of termination of your employment (such payments and benefits collectively, the “Separation Payments”), by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge Immucor, Parent, and their past and present subsidiaries, divisions and subdivisions (collectively, the “Company”) and the Company’s past, present and future parent corporations, affiliates, related companies, agents, directors, officers, employees, representatives, assigns, stockholders, attorneys, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed herein, and their successors (hereinafter “those associated with the Company”) with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you may now have against the Company or those associated with the Company of whatever kind, including but not limited to, those arising out of your employment with the Company or the termination of that employment. You agree that the Release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act of 1993 and any local, state or federal law, regulation or order, including without limitation those providing workers’ compensation benefits, restricting an employer’s right to terminate employees or otherwise regulating employment, enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith, or dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age. You also agree that the Release includes claims based on wrongful termination of employment, breach of employment contract (express or implied), tort related to Executive’s employment, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys’ fees, expenses or costs of litigation.

This Release covers all claims set forth above based on any facts or events, whether known or unknown by you, that occurred on or before the date of this Release. You expressly waive all rights you might have under any law that is intended to protect you from waiving unknown claims and by your signature below indicate your understanding of the significance of doing so. Except to challenge the Release or to enforce claims not covered by the Release, you agree that you will, after the date of this Release, never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you have filed against the Company or those associated with the Company with respect to rights waived and released by this Release.

Anything in this Release to the contrary notwithstanding, this Release does not include a release of: (i) any rights you have to the Accrued Benefits or the Separation Payments; (ii) any rights you may have to indemnification or other related protections under any agreement, insurance policy, law, Company organizational document (e.g., articles or certificate of incorporation or by-laws) or policy, or otherwise; (iii) any rights you may have to equity, compensation or benefits under the Company’s benefit plans that were accrued and unpaid prior to the date hereof and are payable hereafter (except to the extent any benefit claims were denied prior to the date of the release, as provided above); (iv) any rights or claims that arise after you sign this Release, including, without limitation, under the Agreement; (v) any rights or claims against those associated with the Company that do not relate to your employment with the Company or the termination of that employment, including, without limitation, any rights or benefits described in (the letter agreement between TPG Capital, L.P. and you dated December 12, 2011 or provided by any portfolio company as described therein; (vi) any rights or claims under the Equity Agreements (as defined in the Agreement), related to the Options or the Investment (each as defined in the Agreement), or under the letter agreement between IVD Holdings Inc. and you dated December 12, 2011; (vii) any rights to continuation of health insurance benefits on the terms and to the extent required by COBRA or any other similar law or (viii) your right to challenge the Release or pursue any of the foregoing rights described in this paragraph.

You and the Company also agree that this Release will not affect the rights and responsibilities of the United States Equal Employment Opportunity Commission (“EEOC”) and/or state or local fair employment practices agencies to enforce the anti-discrimination laws of the United States or the states in which you provided services to the Company, and that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or any state or local fair employment practices agency. However, you represent and warrant that you knowingly and voluntarily waive all rights and claims arising prior to your execution of this Release, as well as rights to any payment, benefit, attorneys’ fees or other remedial relief as a consequence of any charge filed with or by the EEOC or analogous state or local agency relating to any rights or claims arising prior to your execution of this Release and/or any litigation pursued by the EEOC or analogous state or local agency concerning any facts alleged in any such charge. Nothing in this Agreement prevents you from complying with a lawful subpoena or court order.

By signing the Release, you further agree as follows:

i. You have read the Release carefully and fully understand its terms;

ii. You have had at least twenty-one (21) days to consider the terms of the Release;

iii. You have seven (7) days from the date you sign this Release to revoke it by written notification to the Company. After this seven (7)-day period, this Release is final and binding and may not be revoked;

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iv. You have been advised to seek legal counsel and have had an opportunity to do so;

v. You would not otherwise be entitled to the benefits provided under your Agreement had you not agreed to execute the Release; and

vi. Your agreement to the terms set forth above is voluntary.

William Hawkins
Signature: ____________________________
Dated: ____________________________

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